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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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COMPUCREDIT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2005

Dear Shareholder:

        On behalf of the Board of Directors, I cordially invite you to attend the 2005 Annual Meeting of Shareholders of CompuCredit Corporation, which will be held at the Crowne Plaza Ravinia Hotel, 4355 Ashford Dunwoody Road, Atlanta, Georgia, on Thursday, May 5, 2005, commencing at 10:00 a.m., local time. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

        Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and promptly return it in the enclosed prepaid envelope prior to the meeting so that your shares may be represented at the meeting. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely yours,

David G. Hanna Chief Executive Officer

COMPUCREDIT CORPORATION
245 Perimeter Center Parkway, Suite 600
Atlanta, Georgia 30346

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 5, 2005

        Notice is hereby given that the Annual Meeting of Shareholders of CompuCredit Corporation, a Georgia corporation, will be held on Thursday, May 5, 2005, at 10:00 a.m., local time, at the Crowne Plaza Ravinia Hotel, 4355 Ashford Dunwoody Road, Atlanta, Georgia for the following purposes:

  1.
  To elect nine directors for terms expiring at the 2006 Annual Meeting of Shareholders;

  2.
  To consider and act upon a proposal to approve performance-based criteria so that awards under the employment agreement with Krishnakumar ("K.K.") Srinivasan are potentially tax deductible by the Company; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on March 16, 2005, as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments. A list of such shareholders will be maintained at CompuCredit's headquarters during the ten-day period prior to the date of the Annual Meeting and will be available for inspection by shareholders for any purpose germane to the meeting during ordinary business hours. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

Rohit H. Kirpalani Secretary

Atlanta, Georgia
April 7, 2005

IMPORTANT

        Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided. In the event you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

COMPUCREDIT CORPORATION
245 Perimeter Center Parkway, Suite 600
Atlanta, Georgia 30346
(770) 206-6200

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 5, 2005

GENERAL INFORMATION

        The Board of Directors of CompuCredit Corporation, a Georgia corporation, is furnishing this Proxy Statement to the holders of its Common Stock, in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Crowne Plaza Ravinia Hotel, 4355 Ashford Dunwoody Road, Atlanta, Georgia, at 10:00 a.m., local time, on Thursday, May 5, 2005, and at any and all adjournments thereof.

        A proxy delivered pursuant to this solicitation is revocable at the option of the person giving it at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Secretary of CompuCredit prior to the Annual Meeting, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder's directions if the proxy card is duly executed and returned prior to the Annual Meeting. If no directions are specified, the shares will be voted "FOR" the election of the director nominees recommended by the Board of Directors, "FOR" the approval of performance-based criteria so that awards under the employment agreement with Krishnakumar ("K.K.") Srinivasan are potentially tax deductible by the Company and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

        CompuCredit will bear the expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies it is seeking. In addition to the use of the mails, proxies may be solicited by officers, directors and employees of CompuCredit, in person or by telephone, e-mail or facsimile transmission. CompuCredit also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly completing, signing and returning the enclosed proxy card will help to avoid additional expense.

        This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about April 7, 2005. A copy of the 2004 Annual Report to Shareholders and copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, are being mailed with this Proxy Statement.

Voting Rights

        CompuCredit's Common Stock is the only class of voting securities outstanding. The close of business on March 16, 2005, has been fixed as the record date (the "Record Date") for the determination of our shareholders entitled to notice of, and to vote at, the 2005 Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had outstanding 53,343,428 shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to the shareholders.

        Effective December 27, 2004, all of the 10,000 outstanding shares of the Company's Series A Preferred Stock and all of the 15,000 outstanding shares of the Company's Series B Preferred Stock were converted by the Company into fully paid and nonassessable shares of the Company's Common Stock. The conversion was carried out pursuant to the terms of the Series A Preferred Stock and Series B Preferred Stock, as set forth in the Company's articles of incorporation, and resulted in the issuance of an aggregate of approximately 5.1 million shares of Common Stock. As a result of the conversion, no shares of either class of Preferred Stock are issued and outstanding.

Quorum and Voting Requirements

        For each proposal to be considered at the Annual Meeting, the holders of a majority of the number of votes entitled to vote on such matter at the meeting, present in person or by proxy, will constitute a quorum. Abstentions will be treated as present for purposes of determining a quorum. "Broker non-votes" will not be entitled to vote at the meeting and, therefore, will not be counted as present for quorum purposes. "Broker non-votes" are votes that brokers holding shares of record for their customers (i.e., in "street name") are not permitted to cast under applicable stock market regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals, and, therefore, the brokers have advised us that they lack voting authority.

        With regard to Proposal One (Election of Directors), votes may be cast for the nominees or may be withheld. Each director nominee was recommended by the Nominating and Corporate Governance Committee of the Board of Directors and all nominees are current directors, standing for re-election. The election of directors requires a plurality of the votes cast on Proposal One. Votes that are withheld, abstentions and broker non-votes are not considered "votes cast" and therefore will have no effect on the outcome of Proposal One.

        With regard to Proposal Two (Approval of Performance-Based Criteria Under the Employment Agreement with K.K. Srinivasan), votes may be cast for or against the proposal, or shareholders may abstain from voting on the proposal. The approval of Proposal Two requires the affirmative vote of a majority of the votes cast on the matter. Votes that are withheld, abstentions and broker non-votes are not considered "votes cast" and therefore will have no effect on the outcome of Proposal Two.

PROPOSAL ONE:
ELECTION OF DIRECTORS

        Action will be taken at the Annual Meeting for the election of nine directors, to be elected by the holders of the Common Stock. Each director elected at the Annual Meeting will serve until the 2006 Annual Meeting and until his or her successor is elected and qualified. Proxies can be voted for only nine nominees.

        The Board of Directors has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, if some unexpected occurrence should require the substitution by the Board of Directors of some other person or persons for any one or more of the nominees, the proxies may be voted in accordance with the discretion of the named proxies "FOR" such substitute nominees.

        The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of CompuCredit of the nominees for election as directors are set forth below.

Nominees for Director

        David G. Hanna, age 40, Chairman of the Board. Mr. Hanna has been the Chief Executive Officer of CompuCredit since its formation in 1996 and has been the Chairman of the Board since the Company's initial public offering in April 1999. Mr. Hanna has been in the credit industry for over thirteen years. Since 1992, Mr. Hanna has served as President and a director of HBR Capital, Ltd. Mr. Hanna is the brother of Frank J. Hanna, III, who is a director.

        Richard W. Gilbert, age 51. Mr. Gilbert has been the Chief Operating Officer of CompuCredit since its formation in 1996, became a director upon consummation of the Company's initial public offering in April 1999, and was named Vice Chairman of the Board in October, 2000. Mr. Gilbert has over 25 years experience in the consumer credit industry.

        Richard R. House, Jr., age 41. Mr. House was named President of CompuCredit in October 2000 and became a director in May 2002. Mr. House served as Chief Credit Officer from the time he joined CompuCredit in April 1997 until January 2001. Mr. House has over 17 years experience in the consumer credit industry.

        Gregory J. Corona, age 50. Mr. Corona became a director in August 2002. Since 2001, Mr. Corona has been a Principal of Paladin General Holdings, LLC, the general partner of Paladin Capital Partners Fund, L.P., and a member of Paladin Homeland Security Investors, LLC, the investment limited partner of Paladin Homeland Security Fund, L.P. From 2000 to 2001, he served as Senior Vice President and Chief Financial Officer of enfoTrust Networks. From 1994 to 2000, Mr. Corona was the President, Chief Executive Officer and Chief Operating Officer of International Voyager Media and its successor entities, ABARTA Media and On Board Media Specialty Publishing. Mr. Corona is a director of ebank Financial Services and a member of its audit committee.

        Frank J. Hanna, III, age 43. Mr. Hanna became a director upon consummation of the Company's initial public offering in April 1999. Since 1992, Mr. Hanna has served as Chief Executive Officer of HBR Capital, Ltd. Mr. Hanna is the brother of David G. Hanna, the Chief Executive Officer and Chairman of the Board of CompuCredit.

        Deal W. Hudson, Age 55. Dr. Hudson became a director in August 2002. Since January 2004, Dr. Hudson has been the Executive Director of the Morley Institute in Washington, D.C. Between 1995 and 2004, Dr. Hudson was the publisher and editor of the Morley Publishing Group.

        Mack F. Mattingly, age 74. Senator Mattingly became a director upon consummation of the Company's initial public offering in April 1999. Senator Mattingly was elected to the United States Senate from the State of Georgia in 1981, where he served until 1987. Since 1993, Senator Mattingly has been a self-employed entrepreneur, speaker and author.

        Nicholas B. Paumgarten, age 59. Mr. Paumgarten was appointed to the Board of Directors by the holders of the Series A Preferred Stock on December 19, 2001, upon the issuance of the Series A Preferred Stock. Mr. Paumgarten is a Managing Director of J.P. Morgan Chase & Co. Since he joined J.P. Morgan in 1992, he has headed the Financial Institutions Group and the Mergers and Acquisitions Group for the Americas. Mr. Paumgarten is also chairman of J.P. Morgan Corsair II Capital Partners L.P., a $1 billion investment partnership, and has been the chairman of previous Corsair investment partnerships. Mr. Paumgarten is also a director of Catlin Group Limited, Post Properties, Inc., and The E.W. Scripps Company.

        Thomas G. Rosencrants, age 55. Mr. Rosencrants became a director in June 1999. Since 1997, Mr. Rosencrants has been the Chairman and Chief Executive Officer of Greystone Capital Group, LLC, the general partner of Greystone Capital Partners I, L.P. Mr. Rosencrants is a chartered financial analyst.

The Board of Directors recommends a vote "FOR"
the nominees listed in Proposal One for election to the Board of Directors.

PROPOSAL TWO:
APPROVAL OF PERFORMANCE-BASED CRITERIA UNDER
THE EMPLOYMENT AGREEMENT WITH K.K. SRINIVASAN

        On May 30, 2004, the Company entered into an employment agreement with Krishnakumar ("K.K.") Srinivasan for Mr. Srinivasan to serve as Executive Vice President and Chief Credit Officer of CompuCredit. Under his employment agreement, Mr. Srinivasan is entitled to receive an annual base salary of $400,000 and a performance-based annual bonus to be paid in the form of restricted stock. The Board of Directors is asking the shareholders to approve the criteria upon which objective performance goals may be established by the Compensation Committee in order to permit the grant of performance-based awards under Mr. Srinivasan's employment agreement to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        Section 162(m) of the Code provides that for any given calendar year we are limited to a $1,000,000 deduction for compensation paid to our chief executive officer and to our four other most highly paid executive officers (which includes Mr. Srinivasan). Compensation that qualifies as "performance-based compensation," as defined in the tax regulations, does not count against the $1,000,000 deductible compensation limit. However, in order to qualify as performance-based compensation, performance-based awards must be conditioned on the attainment of objectively determinable performance goals established from time to time by our Compensation Committee. While the performance goals need not be set or approved by shareholders, the business criteria on which they are based must be approved by shareholders at least every five years.

        While we do not expect that Mr. Srinivasan's total compensation will regularly exceed the $1,000,000 deductible limit established by Section 162(m), should Mr. Srinivasan provide exceptional performance towards the achievement of his performance-based goals, his total compensation could exceed this threshold. Under his agreement, the value of the annual performance-based restricted stock bonus would be as follows:

Achievement of Performance-Based Goals	Value of Restricted Stock Bonus
≥ 115% of Target	$1,000,000
≥ 110% of Target but < 115% of Target	$800,000
≥ 90% of Target but < 110% of Target	$600,000
≥ 80% of Target but < 90% of Target	$400,000
≥ 70% of Target but < 80% of Target	$200,000
< 70% of Target	$0

        Each annual bonus shall be paid on or about January 31st of the year following the year for which the applicable performance-based goals were met. Following payment, the performance-based restricted stock bonus shall vest in thirds on each of the first three anniversaries of the date on which the bonus is paid (provided Mr. Srinivasan's employment has not terminated prior to such date).

        Our Compensation Committee has approved the following list of business criteria upon which it may base performance goals for deductible performance-based awards made to Mr. Srinivasan under his employment agreement. For 2005, Mr. Srinivasan's performance-based goals will be based on so-called managed earnings from the credit card segment (which is a business unit under Mr. Srinivasan's supervision) and the achievement of objective financial goals for that business segment. However, in subsequent years, the Compensation Committee may opt to use one or more different criteria by which to measure Mr. Srinivasan's performance. Accordingly, we are asking shareholders to approve the Compensation Committee's use of any of the following criteria as benchmarks for evaluating the achievement of performance-based goals in incentive awards made to Mr. Srinivasan under his employment agreement:

  •
  business unit performance,

  •
  the price of our common stock,

  •
  return on equity, assets or capital,

  •
  economic profit (economic value added),

  •
  total shareholder return,

  •
  margins,

  •
  earnings or earnings per share, and

  •
  cash flow.

        The approval of these performance-based criteria will enable the Company to realize a full income tax deduction for performance-based awards made to Mr. Srinivasan under targets approved by the Compensation Committee. This will save us money while allowing us to provide competitive pay to and reward the performance of a key member of our management team.

        If a shareholder does not specify a choice on the Proxy and the power to vote the shareholder's shares is not withheld, the shares represented by that Proxy will be voted "FOR" approval of performance-based criteria under the employment agreement with K.K. Srinivasan.

The Board of Directors recommends a vote "FOR"
Approval of Performance-Based Criteria Under
The Employment Agreement with K.K. Srinivasan

ADDITIONAL INFORMATION

Executive Officers of CompuCredit

        Our executive officers are elected annually and serve at the pleasure of the Board of Directors. The following sets forth certain information with respect to our executive officers. Additional biographical information regarding our executive officers who are also directors can be found under the heading of this proxy statement entitled "Proposal One: Election of Directors."

David G. Hanna	40	Chief Executive Officer and Chairman of the Board
Richard W. Gilbert	51	Chief Operating Officer, Vice Chairman of the Board
Richard R. House, Jr.	41	President and Director
Krishnakumar ("K.K.") Srinivasan	45	Executive Vice President and Chief Credit Officer
J.Paul Whitehead, III	43	Chief Financial Officer

        David G. Hanna, Chief Executive Officer and Chairman of the Board. Mr. Hanna has been the Chief Executive Officer of CompuCredit since its formation in 1996 and has been the Chairman of the Board since its initial public offering in April 1999. Mr. Hanna was President of CompuCredit from its formation in 1996 until October 2000.

        Richard W. Gilbert, Chief Operating Officer and Vice Chairman of the Board. Mr. Gilbert has been the Chief Operating Officer of CompuCredit since its formation in 1996, became a director upon consummation of its initial public offering in April 1999, and was named Vice Chairman of CompuCredit in October 2000.

        Richard R. House, Jr., President and Director. Mr. House was named President of CompuCredit in October 2000, served as Chief Credit Officer from the time he joined CompuCredit in April 1997 until January 2001, and became a director in May 2001.

        Krishnakumar ("K.K.") Srinivasan, Executive Vice President and Chief Credit Officer. Mr. Srinivasan was named Executive Vice President and Chief Credit Officer, effective July 2004. Mr. Srinivasan served as Chief Credit Officer of CompuCredit from February 2001 until December 2003. He was the President and CEO of CreditInfo Support Services India Private Limited, a subsidiary of CompuCredit, from December 2003 until June 2004. From July 1998 to January 2001, Mr. Srinivasan was the founder and CEO of ForeTell, Inc., a credit and Internet consulting company. Mr. Srinivasan has a PhD in Business from the University of Pittsburgh, an MBA from Indian Institute of Management, and a Bachelor of Technology from Indian Institute of Technology.

        J.Paul Whitehead, III, Chief Financial Officer. Mr. Whitehead was named Chief Financial Officer in October 2002. Mr. Whitehead has over 20 years of experience in financial, accounting, auditing, and tax related matters. From November 2001 through September 2002 and, prior to that, from August 1995 through August 1999, Mr. Whitehead was a partner with Ernst & Young LLP. From September 1999 through October 2001, he served as Chief Financial Officer and Chief Operating Officer of ZapMedia, Inc.

CORPORATE GOVERNANCE

        We have established corporate governance practices designed to serve the best interests of the Company and our shareholders. The Company is in compliance with the current corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers' ("NASD") Listing Standards. The Company's current Code of Business Conduct and Ethics and charters for certain committees of the Board of Directors are available on our corporate web site at www.compucredit.com under the heading "Investor Relations."

        Set forth below is information regarding the meetings of the Board of Directors during 2004, a description of the Board's standing committees and additional highlights of our corporate governance policies and procedures.

Committees and Meetings of the Board of Directors

        Board Composition.    The Board of Directors presently consists of eight members elected by holders of the Common Stock and one member (Mr. Paumgarten) previously elected by the holders of the Series A Preferred Stock, voting as a single class. Due to the conversion by the Company of the Series A Preferred Stock and Series B Preferred stock into Common Stock, all members of the Board now will be elected by the holders of the Common Stock. The Board has determined that the following directors, which constitute a majority of the Board (five), are independent in accordance with the NASD rules governing director independence: Gregory J. Corona, Deal W. Hudson, Mack F. Mattingly, Nicholas B. Paumgarten and Thomas G. Rosencrants.

        Meetings of the Board of Directors.    During fiscal year 2004, the Board of Directors met seven times. No director attended fewer than seventy five percent (75%) of the total number of meetings of the full Board and each of the committees on which such director served during that period.

        Board Committees.    Our Board of Directors currently has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The principal functions and the names of the directors currently serving as members of each of those committees are set forth below. In accordance with applicable NASD and SEC requirements, the Board of Directors has determined that each director serving on the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director.

  Audit Committee.    The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company's financial matters. The Audit Committee operates under a written charter, a copy of which is available on the Company's web site at www.compucredit.com under the heading "Investor Relations" and has been filed with the SEC as an exhibit to the Company's annual report on Form 10-K. Under the charter, the committee's principal responsibilities include hiring the Company's independent auditors; reviewing the Company's financial statements, reports and releases; overseeing the Company's internal audit team; and monitoring the Company's operating and internal controls, as reported by management or the independent auditors.

  The Audit Committee met 21 times during 2004. The current members of the Audit Committee are Thomas G. Rosencrants (Chairman), Gregory J. Corona and Deal W. Hudson. The Board of Directors has determined that Mr. Rosencrants is an "audit committee financial expert," as that term is defined under SEC rules.

  Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee assists the Board in identifying qualified director candidates and developing and monitoring the Company's corporate governance policies. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on the Company's web site at www.compucredit.com under the heading "Investor Relations" and has been filed with the SEC as an exhibit to the Company's annual report on Form 10-K. Under the charter, the committee's principal responsibilities include identifying individuals qualified to become members of the Board of Directors and recommending candidates for re-election as directors; monitoring and recommending corporate governance and other Board and Company practices; and overseeing performance reviews of the Board of Directors as a whole, its committees and the individual directors.

  With respect to the identification of nominee candidates, the Nominating and Corporate Governance Committee has opted against developing a formalized process. Instead, in keeping with the prior practice of the Board, the committee and the Company's senior management have recommended candidates whom they are aware of personally or by reputation.

  Similarly, with respect to the evaluation of director nominee candidates by the Nominating and Corporate Governance Committee, the committee has opted against adopting formal requirements or minimum standards regarding the evaluation of potential directors. Rather, the committee will consider each candidate on his or her own merits on a case-by-case basis. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider. Some of these factors include the candidates':

    •
    professional experience, particularly experience that is germane to the Company's business, such as credit services, legal, human resources, finance, marketing, and regulatory experience;

    •
    whether the candidate may qualify as an "audit committee financial expert" (as defined by the SEC);

    •
    experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

    •
    contribution to diversity on the Board of Directors;

    •
    integrity and reputation;

    •
    ability to work collegially with others;

    •
    other obligations and time commitments and the ability to attend meetings in person; and

    •
    current membership on the Company's Board of Directors due to the fact that the Board values continuity (but not entrenchment).

  The Nominating and Corporate Governance Committee does not assign a particular weight to the individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide shareholders with a diverse and experienced Board of Directors.

  The Nominating and Corporate Governance Committee met three times during 2004. The current members of the Nominating and Corporate Governance Committee are Nicholas B. Paumgarten (Chairman), Gregory J. Corona and Deal W. Hudson.

  Compensation Committee.    The Compensation Committee assists the Board in reviewing salaries, benefits and other compensation of directors, officers and other employees of the Company and makes recommendations to the Board concerning such matters. The Compensation Committee met five times during 2004. The current members of the Compensation Committee are Mack F. Mattingly (Chairman), Nicholas B. Paumgarten and Thomas G. Rosencrants.

Corporate Governance Policies

        In addition to corporate governance matters described throughout this proxy statement, some additional highlights of the Company's corporate governance policies and procedures are set forth below:

        Code of Ethics.    The Company's Code of Business Conduct and Ethics (the "Code") applies to all of our directors, executive officers and employees. The Code is available on our website at www.compucredit.com under the heading "Investor Relations." We intend to disclose any amendments to our Code, and any waiver from a provision of the Code granted to our Chief Executive Officer, Chief Financial Officer or Controller, on our website within four business days following such amendment or waiver.

        Executive Sessions of Independent Directors.    The Board of Directors has scheduled regular executive sessions of the Company's independent directors. At executive sessions, our independent directors meet without management or any non-independent directors present. The independent directors are responsible for establishing the agenda at executive sessions. The Board believes that executive sessions foster open and frank communication among the independent directors, which will ultimately add to the effectiveness of the Board, as a whole.

        Committee Authority to Retain Independent Advisors.    Each of the Audit Committee and the Nominating and Corporate Governance Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

        Whistleblower Procedures.    The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by the Company's employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

        No Executive Loans.    We do not extend loans to executive officers or directors, and the Company has no such loans outstanding.

        Policy for Director Attendance at Annual Meetings.    It is the policy of the Company and the Board of Directors that all directors attend the Annual Meeting of Shareholders and be available for questions from shareholders, except in the case of unavoidable conflicts.

        Process for Shareholders to Send Communications to Board.    The Company encourages shareholder communication with the Board of Directors. Any shareholder who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to the Secretary of the Company at 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346. Any communication should indicate that you are a CompuCredit shareholder and clearly specify whether it is intended to be made to the entire Board or to one or more particular director(s).

        Policy for Consideration of Director Candidates Recommended by Shareholders.    The Company welcomes recommendations for director candidates from shareholders. In order to make a recommendation, a shareholder shall submit the following information to the Nominating and Corporate Governance Committee of the Board of Directors:

  •
  a resume for the candidate detailing the candidate's work experience and academic credentials;

  •
  written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company's Code of Business Conduct and Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, "independent" as that term is defined in the Committee's charter, and (5) has no plans to change or influence the control of the Company;

  •
  the name of the recommending shareholder as it appears in the Company's books, the number of shares of Common Stock that are owned by the shareholder and written confirmation that the shareholder consents to the disclosure of his or her name. (If the recommending person is not a shareholder of record, he or she should provide proof of share ownership);

  •
  personal and professional references, including contact information; and

  •
  any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Exchange Act.

        This information should be sent to the Nominating and Corporate Governance Committee, c/o Rohit H. Kirpalani, Secretary, CompuCredit Corporation, 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346, who will forward it to the chairperson of the Committee. These procedures shall be summarized in accordance with the applicable rules of the SEC in the Company's proxy statement for the annual meeting of shareholders. The Committee need not necessarily respond to shareholder recommendations.

REPORT OF AUDIT COMMITTEE

        Notwithstanding anything to the contrary set forth in any of CompuCredit's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

        The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company's web site at www.compucredit.com under the heading "Investor Relations" and has been filed with the SEC as an exhibit to the Company's annual report on Form 10-K. The members of the Committee meet the independence requirements of Rule 4200(a)(15) of the NASD's listing standards.

        Management is responsible for CompuCredit's internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of CompuCredit's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is "independent" under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee's members in business, financial and accounting matters.

        In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that CompuCredit's audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        CompuCredit's independent auditors also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

        Based upon the Audit Committee's discussions with management and the independent auditors and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in CompuCredit's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Thomas G. Rosencrants, Chairman
Gregory J. Corona
Deal W. Hudson

Independent Auditor

        The Audit Committee has selected BDO Seidman, LLP ("BDO"), independent auditors, to serve as the Company's principal accounting firm for the fiscal year ending December 31, 2005. The Company first engaged BDO on April 17, 2002, on the recommendation of the Audit Committee, and it has served as the Company's principal accounting firm since that date. A representative of BDO is expected to be present at the 2005 Annual Meeting of Shareholders and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he desires to do so. Approval of our accounting firm is not a matter required to be submitted to the shareholders.

        The fees billed by BDO for 2004 and 2003 were as follows (in thousands):

	2004	2003
Audit Fees (including quarterly reviews)(1)	$830	$450
Audit Related Fees(2)	115	172
Tax Fees(3)	67	46
All other Fees(4)	153	22

Total	$1,165	$690

(1)
Audit fees for 2004 include the audit of the Company's internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The increase in 2004 fees was primarily related to services in connection with Section 404 of the Sarbanes-Oxley Act.

(2)
Principally fees paid in connection with 401(k) audit work and agreed upon procedures as required by our securitization investors and trustees.

(3)
Principally tax fees for 2003 and 2004 consisted primarily of tax compliance services.

(4)
Principally accounting guidance and consultation as well as various reimbursable expenses.

        All audit related services, tax services and other non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's Outside Auditor Independence Policy provides for pre-approval of audit, audit-related and tax services specifically described by the Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        Notwithstanding anything to the contrary set forth in any of CompuCredit's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

        The Compensation Committee establishes and regularly reviews executive compensation levels and policies. The following is the Compensation Committee's report to the Company's shareholders with respect to the compensation of our executive officers and the resulting actions taken by the Company for fiscal year 2004.

Compensation Philosophy

        CompuCredit's approach to compensation of its executive officers is different from the approach of most public corporations. CompuCredit believes that the significant security holdings of certain of its executive officers serve as the most effective incentive for their individual performance and their commitment to increasing shareholder value. Compensation for executives is based on the principles that compensation must (a) provide a strong incentive for executives to achieve CompuCredit's goals, (b) reward executives with equity interest in CompuCredit and align their interests with shareholder interests to build shareholder value, and (c) attract and retain key executives critical to CompuCredit's long-term success.

        In 2004, the Compensation Committee carefully analyzed the relative incentive value of various types of equity awards and concluded that grants of restricted stock generally will be more effective than grants of stock options at aligning the interests of the grantees and with those of the Company's shareholders. This determination reflects concerns that, in the current environment, large option grants are necessary to provide the intended incentive, which could dilute the Company's common shareholders over time. Further, in light of the new accounting rules requiring that stock options be expensed by the issuer, the Committee felt that a primary reliance on stock options for incentive compensation would be too costly. Restricted stock grants, on the other hand, award the grantee shares of Common Stock that are subject to restrictions on ownership (as opposed to the right to purchase a share of Common Stock at a later date at a stated price) and, accordingly, use a relatively smaller number of shares to achieve a comparable, and arguably greater, incentive result, lessening the dilutive impact and cost to the Company. Additionally, the Compensation Committee believes that restricted stock awards will ultimately increase the equity ownership of the Company's executive officers, which is consistent with the Committee's overall compensation philosophy. As a result, in 2004, the Compensation Committee predominantly began using restricted stock grants, rather than stock option grants, and expects to do so in most instances in the foreseeable future.

Elements of Executive Compensation

        CompuCredit believes that executive compensation should be competitive with other companies in the financial services sector and other credit card companies. In order to align the competitiveness of CompuCredit's total compensation package and achieve the appropriate compensation mix, the Compensation Committee regularly evaluates short-term and long-term incentive elements of compensation.

        The Compensation Committee considers several factors in determining the annual salary of each of the executive officers. Factors considered by the Compensation Committee are typically subjective, such as its consideration of the level of equity interest in CompuCredit held by each executive officer, its evaluation of each executive officer's performance, its assessment of the executive officer's value to the organization and any planned change in functional responsibilities of the executive officer.

        In addition to annual cash compensation, the Compensation Committee awarded restricted stock in 2004 to three of its executive officers. For the reasons noted above, the Compensation Committee has shifted away from the use of stock option grants and primarily has turned to restricted stock grants as the principal means of incentive based equity compensation. Restricted stock awards are typically subject to vesting provisions and are intended to increase the equity ownership of the executives, which the Committee believes motivates executives to improve the long-term performance of CompuCredit's Common Stock, provides retention incentives and aligns the interests of the executive with those of the common shareholders. In establishing guidelines for the size of restricted stock awards, the Compensation Committee considers the level of responsibility of the executive officer, the achievement of his or her plan objectives and his or her ability to implement key strategies.

Compensation of the Chief Executive Officer

        Consistent with CompuCredit's compensation philosophy, David G. Hanna's security holdings represent the predominant portion of his total compensation package. Mr. Hanna received an annual salary of $50,000 for the year ended December 31, 2004, which is equal to his annual salary for the year ended December 31, 2003. Additionally, in light of Mr. Hanna's modest annual salary, in 2004 the Compensation Committee authorized the use by Mr. Hanna and his family of charter jet service aircraft, for personal purposes and at the Company's expense, up to an amount equal in value to $200,000 per year for income tax purposes (which is different from the value shown in the Summary Compensation Table that reflects the incremental cost to the Company).

Deductibility of Compensation Expenses

        Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility by CompuCredit for compensation paid to the chief executive officer and the four other most highly compensated officers to $1 million per officer per year, unless it qualifies as "performance-based" compensation. To qualify as "performance-based," compensation payments must satisfy certain conditions, including limitations on the discretion of the Compensation Committee in determining the amounts of such compensation. It is CompuCredit's current policy that, to the extent possible, compensation paid to its executive officers be deductible under Section 162(m) of the Internal Revenue Code.

        The foregoing has been furnished by the Compensation Committee of CompuCredit's Board of Directors.

Mack F. Mattingly, Chairman
Nicholas B. Paumgarten
Thomas G. Rosencrants

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

        The following table sets forth information concerning the annual compensation earned by our Chief Executive Officer and other executive officers whose annual salary and bonus during the 2004 fiscal year exceeded $100,000 (the "Named Executive Officers"). For each executive officer's existing stock ownership as of a recent date, see "Security Ownership of Certain Beneficial Owners and Management."

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-Term Compensation
Awards
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation ($)(1)		Restricted Stock Awards ($)(2)			Securities Underlying Options/SARS
David G. Hanna Chief Executive Officer and Chairman of the Board	2004 2003 2002	$50,000 50,000 50,000		$	— — —	$82,453 750 750	(3)	$	— — —		— — —
Richard W. Gilbert Vice Chairman and Chief Operating Officer	2004 2003 2002	$175,000 175,000 175,000		$	— — —	$2,625 2,516 2,625		$	— — —		— — —
Richard R. House, Jr. President	2004 2003 2002	$400,000 400,000 400,000		$	— 200,000 200,000	$3,250 3,021 2,500			$335,281 — —	(4)(9)	— — 275,000
K.K. Srinivasan(5) Executive Vice President and Chief Credit Officer	2004 2003 2002	$400,000 — —		$	— — —	$2,750 — —			$536,298 — —	(6)(9)	— — —
J.Paul Whitehead, III Chief Financial Officer	2004 2003 2002	$306,667 300,000 75,000	(7)	$	— 50,000 —	$3,250 750 —			$394,650 — —	(8)(9)	— 15,000 175,000

(1)
Reflects the Company's matching contributions to the CompuCredit Corporation 401(k) Plan.

(2)
Represents dollar value at the date of award, irrespective of vesting. Pursuant to the terms of the award agreement, any dividends declared on the common stock will be paid to the holder of the restricted stock.

(3)
Reflects use of charter jet service aircraft, for personal purposes and at the Company's expense, in 2004 at an incremental cost to the Company of $81,703.

(4)
Based on his performance in 2004, Mr. House was granted 11,150 shares of restricted stock on 2/17/05, all of which will vest on 2/17/07.

(5)
Mr. Srinivasan was named Executive Vice President and Chief Credit Officer effective July 2004.

(6)
Based on his performance in 2004, Mr. Srinivasan was granted 17,835 shares of restricted stock on 2/17/05, which will vest in thirds on each of the first three anniversaries of the date of grant.

(7)
Effective 11/15/04, Mr. Whitehead's base salary was increased to $340,000 per year.

(8)
Mr. Whitehead was granted 15,000 shares of restricted stock on 12/1/04, all of which will vest on 10/15/07.

(9)
Additional information regarding aggregate restricted stock holdings of the named executive officers as of December 31, 2004 is set forth below:

Name	Aggregate Number of Shares of Restricted Stock	Value of Restricted Stock at 12/31/04
Richard R. House, Jr.	11,150	$304,841
K.K. Srinivasan	67,835	$1,854,609
J.Paul Whitehead, III	15,000	$410,100

STOCK OPTION TABLE

        The following table sets forth certain information regarding the exercise of stock options during the 2004 fiscal year by the Named Executive Officers and the status of such options held by such persons at the end of the 2004 fiscal year:

Option Exercises in Last Fiscal Year

			Number of Shares Underlying Unexercised Options at 12/31/04
					Value of Unexercised In-the-Money Options 12/31/04(1)
	Number of Shares Underlying Options Exercised	Value Realized Upon Exercise
			Exercisable	Unexercisable	Exercisable	Unexercisable
David G. Hanna	—	—	—	—	—	—
Richard W. Gilbert	—	—	—	—	—	—
Richard R. House, Jr.	—	—	—	275,000	—	$6,132,500
J.Paul Whitehead, III	63,334	$1,890,963	—	68,333	—	$1,401,542
K.K. Srinivasan	10,000	$173,700	58,000	12,000	$1,149,420	$247,680

(1)
In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock on December 31, 2004. For purposes of this table, fair market value is deemed to be $27.43 per share, the average of the high and low prices reported for the Company's Common Stock on December 31, 2004.

Director Compensation

        During fiscal year 2004, we paid our independent directors a fee of $2,500 for each Board meeting attended (including telephonic attendance) and $1,000 for each committee meeting attended (including telephonic attendance) regardless of whether such committee meeting was held on the same day as a meeting of the full Board of Directors. For more on our independent directors, please see the

"Corporate Governance" section of this proxy statement. In addition to the fees paid to independent directors for attendance at Board and committee meetings, the Company pays each independent director an annual fee of $10,000 in consideration of his or her service as a director of the Company. During fiscal year 2005, the annual fee paid to our independent directors will be increased to $25,000. In addition, $5,000 per year will be paid to the Chairman of the Audit Committee.

        All independent directors received an option to purchase 10,000 shares of Common Stock on January 3, 2004, and are eligible to participate in our Stock Option Plans. The independent directors received an award of restricted stock with a fair market value of $50,000 as determined on the effective date of the grant, January 3, 2005. The award vests in thirds on each of the first three anniversaries of the effective date of such grant, and is subject to other terms and conditions imposed by the Restricted Stock Plan and the standard form of award agreement under such plan. All directors are reimbursed for expenses incurred to attend meetings of the Board of Directors or its committees.

        We do not currently provide our non-independent directors with any additional compensation, including grants of stock options, for their service on the Board of Directors, except for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

Named Executive Officer Employment Agreements

        We have an Employment Agreement with each of our Named Executive Officers. Each of these employment agreements has a three-year term, after which the agreement continues indefinitely until it is terminated by either the Company or the officer.

        David G. Hanna.    Pursuant to the employment agreement with David G. Hanna dated March 15, 2001, Mr. Hanna shall serve as Chief Executive Officer of CompuCredit and shall be entitled to receive an annual base salary of $50,000. No severance or other benefits will be paid by CompuCredit to Mr. Hanna upon his termination of employment. The initial three year term of Mr. Hanna's agreement has been completed and now the agreement continues indefinitely until it is terminated by either the Company or Mr. Hanna.

        Richard W. Gilbert.    Pursuant to the employment agreement with Richard W. Gilbert dated March 15, 2001, Mr. Gilbert shall serve as Chief Operating Officer of CompuCredit and shall be entitled to receive an annual base salary of $175,000. No severance or other benefits will be paid by CompuCredit to Mr. Gilbert upon his termination of employment. The initial three year term of Mr. Gilbert's agreement has been completed and now the agreement continues indefinitely until it is terminated by either the Company or Mr. Gilbert.

        Richard R. House, Jr.    Pursuant to the amended and restated employment agreement with Richard R. House, Jr. dated October 11, 2000, Mr. House shall serve as President of CompuCredit. Mr. House is entitled to receive an annual base salary of $400,000 and a performance-based annual bonus. No severance or other benefits will be paid by CompuCredit to Mr. House upon his termination of employment. The initial three year term of Mr. House's agreement has been completed and now the agreement continues indefinitely until it is terminated by either the Company or Mr. House.

        J.Paul Whitehead, III.    Pursuant to the employment agreement with J.Paul Whitehead, III dated August 29, 2002, Mr. Whitehead shall serve as Chief Financial Officer of CompuCredit. Mr. Whitehead is entitled to receive an annual base salary of $340,000 (effective November 15, 2004, Mr. Whitehead's compensation was increased from $300,000 per year) and a performance-based annual bonus. In the event Mr. Whitehead's employment is terminated due to his death or disability or for "cause" prior to the end of the initial three-year term of the agreement, Mr. Whitehead will be entitled to receive any salary already earned and a prorated bonus. If Mr. Whitehead is terminated without cause, he is entitled to receive the greater of his compensation (1) through the initial three-year term or (2) for twelve months from the date of his termination; plus, an amount equal to the largest cash bonus he received prior to his termination. In addition, the Company will continue Mr. Whitehead's medical, disability and life insurance benefits for twenty-four months from the date of his termination or until he becomes eligible for such benefits with another employer. No other severance or other benefits will be paid by the Company to Mr. Whitehead upon his termination of employment.

        Krishnakumar ("K.K.") Srinivasan.    Pursuant to the employment agreement with K.K. Srinivasan dated May 30, 2004, Mr. Srinivasan shall serve as Executive Vice President and Chief Credit Officer of CompuCredit. Mr. Srinivasan is entitled to receive an annual base salary of $400,000 and a performance-based annual bonus. In 2004 the Company also sold to Mr. Srinivasan a warrant to purchase 6.5% of the outstanding common shares of Creditinfo Support Services India Private Limited, a subsidiary of the Company that manages business processing outsourcing services in India. In the event Mr. Srinivasan's employment is terminated by the Company for other than "cause," or if he leaves his position for "good reason," Mr. Srinivasan will be entitled to receive his compensation through the initial three-year term. No other severance or other benefits will be paid by the Company to Mr. Srinivasan upon his termination of employment.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Mattingly, Paumgarten and Rosencrants. None of the members of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries.

RELATED PARTY TRANSACTIONS

        Under a shareholders agreement into which the Company entered with David G. Hanna, a trust of which David G. Hanna effectively controls, Frank J. Hanna, III, a trust of which Frank J. Hanna, III effectively controls, Richard R. House, Jr. (our President) and Richard W. Gilbert (our Chief Operating Officer and Vice Chairman) following our initial public offering (i) if one or more of the shareholders accepts a bona fide offer from a third party to purchase more than 50% of the outstanding common stock, each of the other shareholders that are a party to the agreement may elect to sell their shares to the purchaser on the same terms and conditions, and (ii) if shareholders that are a party to the agreement owning more than 50% of the common stock propose to transfer all of their shares to a third party, then such transferring shareholders may require the other shareholders that are a party to the agreement to sell all of the shares owned by them to the proposed transferee on the same terms and conditions.

        During 2004, the Company paid approximately $6.7 million to Visionary Systems, Inc. ("VSI"), the third-party developer of our database management system, for software development, account origination and consulting services. As of January 2004, Richard R. House, Jr. and Richard W. Gilbert each indirectly owned 9.5% of VSI. In January 2004, VSI was merged with an unaffiliated third-party. In the merger, the VSI shareholders, including Messrs. House and Gilbert, received cash as consideration. As a part of the merger agreement, the former VSI shareholders are entitled to receive an earn-out payment based on increases in the gross revenues of VSI in 2004, 2005 and 2006 over the previous year. Assuming VSI's gross revenues grow at the maximum rate contemplated by the merger agreement, Messrs. House and Gilbert would each be entitled to a maximum annual payment of approximately $400,000 in each of 2005, 2006 and 2007. CompuCredit is one of VSI's most significant customers.

        During 2001, the Company began subleasing 7,316 square feet of excess office space to Frank J. Hanna, Jr., for $21.50 per square foot. Frank J. Hanna, Jr. is the father of our Chairman and Chief Executive Officer, David G. Hanna, and one of our directors, Frank J. Hanna, III. The sublease rate is the same as the rate that CompuCredit pays on the prime lease. Total rent for 2004 for the sublease was approximately $200,000. Additionally, an entity formerly owned by Frank J. Hanna, Jr. provided certain collection services to the Company for which the Company paid approximately $300,000 (the market rate) during 2004 while this entity was under the ownership and control of Frank J. Hanna, Jr. Another entity currently owned by Frank J. Hanna, Jr. previously rented the Company a plane for business usage at market rates for which the Company paid $500,000 in 2004.

        The Company has been a long-term contributor to the Solidarity School, a philanthropically-funded grade school program serving the children of Hispanic immigrant families. A substantial portion of the Company's contributions to the Solidarity School have been funded by proceeds from the Company's Aspire a Más credit card, one of the Company's credit card offerings marketed primarily to the Hispanic community with the Company's promise that at least 1% of purchases will be reinvested in the Hispanic community through contributions to qualifying charitable organizations (which includes the Solidarity School). The 2004 contribution, approximately $660,000, was higher than prior donations due to the Company's desire to assist the school in the expansion of its educational facilities. David G. Hanna (our Chief Executive Officer and Chairman of the Board of Directors) and Frank J. Hanna, III (a member of our Board of Directors) are both members of the board of directors of the Solidarity School and, consistent with other philanthropic activities, Frank J. Hanna, III also has personally guaranteed the mortgage on the school's facility. The Company historically has made charitable contributions to a variety of worthy causes and we expect to continue to support the Solidarity School and other organizations that are aimed at helping others through social and educational means. For more information on the Company's charitable activities, please see our annual report on Form 10-K for the year ended December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

        We maintain the 1998 Stock Option Plan, the 2000 Stock Option Plan, the 2003 Stock Option Plan (collectively, the "Option Plans"), pursuant to which the Company may grant options to purchase shares of Common Stock to eligible persons. We also maintain the 2004 Restricted Stock Plan (the "Restricted Stock Plan," together with the Option Plans, the "Plans"), pursuant to which the Company may grant shares of restricted stock to eligible persons. The following table gives information about option awards under the Plans as of the end of the 2004 fiscal year.

Plan Category	Number of securities to be issued upon exercise of outstanding options(1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(2)
Equity compensation plans previously approved by security holders	1,337,706	$11.96	2,490,974
Plans not previously approved by security holders	—	—	—
Total	1,337,706	$11.96	2,490,974

(1)
Does not include outstanding shares of restricted stock previously awarded under the Restricted Stock Plan.

(2)
Includes shares of restricted stock available for future issuance under the Restricted Stock Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our stock as of the Record Date. The information is provided with respect to (1) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each of the Company's directors, (3) each of the Company's Named Executive Officers, and (4) all of the Company's directors and executive officers, as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of Common Stock subject to options, warrants or other rights to purchase which are currently exercisable or are exercisable within 60 days (including shares subject to restrictions that lapse within 60 days) are deemed outstanding for purposes of computing the percentage ownership of the persons holding such shares, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. An asterisk indicates beneficial ownership of less than 1% of the Common Stock outstanding.

Name of Shareholder	Number of Shares	Percent of Class
Five Percent Shareholders (other than named executive officers):
Bravo Trust One(1)(2)	7,168,957	13.4
Bravo Trust Two(1)(3)	7,168,957	13.4
J.P. Morgan Corsair II Capital Partners, L.P.(4)(6)	4,688,842	8.8
J.P. Morgan Capital, L.P.(5)(6)	4,688,842	8.8
Directors and Named Executive Officers:
Gregory J. Corona(7)	35,700	*
Richard W. Gilbert(8)(9)	2,661,687	5.0
David G. Hanna(8)(10)	14,172,850	26.6
Frank J. Hanna, III(8)(11)	14,172,850	26.6
Richard R. House, Jr.	477,900	*
Deal W. Hudson(7)	30,250	*
Mack F. Mattingly(7)(9)	38,742	*
Nicholas B. Paumgarten(7)	35,000	*
Thomas G. Rosencrants(7)(9)	163,500	*
Krishnakumar ("K.K.") Srinivasan(7)	59,000	*
J.Paul Whitehead, III(9)	5,172	*
Directors and executive officers as a group (11 persons)	31,852,651	59.7

(1)
The address of the indicated holders is 101 Convention Center Drive, Suite 850, Las Vegas, NV 89109.

(2)
The beneficiaries of the trust are Frank J. Hanna, III and members of Frank J. Hanna, III's immediate family.

(3)
The beneficiaries of the trust are David G. Hanna and members of David G. Hanna's immediate family.

(4)
The address of the indicated holder is c/o J.P. Morgan & Co. Incorporated, 277 Park Avenue, 45th Floor, New York, New York 10172.

(5)
The address of the indicated holder is c/o J.P. Morgan & Co. Incorporated, 1211 Avenue of the Americas, 39th Floor, New York, New York 10020.

(6)
J.P. Morgan Corsair II Capital Partners, L.P. ("Corsair") is the beneficial owner of 4,688,842 shares of Common Stock. Corsair directly owns 3,610,408 shares of Common Stock. Under a co-investment agreement ("Agreement"), J.P. Morgan Capital, L.P. ("Morgan Capital") co-invests side-by-side 23% of every investment made by Corsair. The Agreement provides that Morgan Capital has the same economic rights and obligations as a limited partner in Corsair. Thus Corsair also has voting and investment power over investments made by Morgan Capital pursuant to the Agreement. Morgan Capital directly owns 1,078,434 shares of Common Stock. Thus, Corsair has voting and investment power over 4,688,842 shares of Common Stock and is the beneficial owner thereof.

Morgan Capital is the beneficial owner of 4,688,842 shares of Common Stock. Pursuant to Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, Corsair and Morgan Capital are members of a group and the group is a beneficial owner of shares owned by each group member. Thus Morgan Capital, as a member of the group, is a beneficial owner of 4,688,842 shares of Common Stock of CompuCredit.

(7)
Includes stock options that are currently exercisable or are exercisable within 60 days to purchase shares of Common Stock, as set forth below:

Director or Officer	Shares of Common Stock Underlying Exercisable Options
Gregory J. Corona	25,000
Deal W. Hudson	20,000
Mack F. Mattingly	28,500
Nicholas B. Paumgarten	25,000
Thomas G. Rosencrants	28,500
K.K. Srinivasan	58,000
(8)
The address of the indicated holders is c/o CompuCredit Corporation, 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346.

(9)
Includes shares of Common Stock deemed indirectly beneficially owned, as set forth below:

Director or Officer	Shares of Common Stock Indirectly Held by the Director or Officer		Nature of Indirect Beneficial Ownership
Richard W. Gilbert	394,474	*	By Gilbert & Gilbert, LLLP, a family limited partnership
Mack F. Mattingly	42	**	By Spouse
Thomas G. Rosencrants	125,000	**	By Greystone Capital Partners I, L.P.
J.Paul Whitehead, III	312	**	By Spouse

    *
    The indicated individual has disclaimed beneficial ownership of the shares, except to the extent of his pecuniary interest therein.

    **
    The indicated individual has disclaimed beneficial ownership of the shares.

(10)
Includes 7,168,957 shares of Common Stock held by Bravo Trust Two and 737,968 shares of Common Stock held by Rainbow Trust Two Nevada, the beneficiaries of which are David G. Hanna and members of David G. Hanna's immediate family.

(11)
Includes 7,168,957 shares of Common Stock held by Bravo Trust One and 737,968 shares of Common Stock held by Rainbow Trust One Nevada, the beneficiaries of which are Frank J. Hanna, III and members of Frank J. Hanna, III's immediate family.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we generally refer to as insiders, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Our insiders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us, we believe that during the 2004 fiscal year our insiders complied with all applicable filing requirements, except that each of J.Paul Whitehead, III and Krishnakumar ("K.K.") Srinivasan made a single late filing, covering a single transaction.

PERFORMANCE GRAPH

        Notwithstanding anything to the contrary set forth in any of CompuCredit's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement, in whole or in part, the following Performance Graph shall not be incorporated by reference into any such filings.

        The following graph compares the cumulative total shareholder return on the Company's Common Stock from April 22, 1999 (the time of our initial public offering) through December 31, 2004, with the cumulative return for the Russell 2000 Index and the NASDAQ Other Finance Index over the same period, assuming the investment of $100 on April 22, 1999, and reinvestment of all dividends. The Company has not paid dividends since its initial public offering.

SHAREHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

        The 2006 Annual Meeting of Shareholders is anticipated to be held in May 2006. Under Rule 14a-8 promulgated by the Securities and Exchange Commission under the Exchange Act, any proposal that a shareholder intends to be presented at the 2006 Annual Meeting via the proxy statement and form of proxy to be distributed by us in connection with the 2006 Annual Meeting, must be received by the Secretary of the Company at our principal executive offices, 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346 prior to November 22, 2005. However, if the 2006 Annual Meeting is held on a date more than 30 days before or after May 5, 2006, shareholder proposals for the 2006 Annual Meeting must be submitted a reasonable time before we begin preparing our proxy materials. Shareholder proposals received after this date will be considered untimely under Rule 14a-8.

        A shareholder of CompuCredit must submit written notice to the Secretary of CompuCredit to make a nomination or to bring any other matter directly before the 2006 Annual Meeting. A shareholder's written notice must comply with the applicable requirements set forth in our Second Amended and Restated Bylaws and must be received after December 6, 2005 and prior to January 5, 2006. Any proposal brought directly before the 2006 Annual Meeting via a shareholder's written notice will not be included in next year's proxy statement or form of proxy to be distributed by the Company in connection with the 2006 Annual Meeting. In the event that our 2006 Annual Meeting is called for a date that is not within 60 days before or after May 5, 2006 (the anniversary date of the 2005 Annual Meeting), the written notice must be received not later than the close of business on the tenth day following the earlier of (1) the date on which notice of the annual meeting date was mailed or (2) the date public disclosure of the meeting date was made.

        The Company reserves the right to decline to include in our proxy materials any shareholder's proposal which does not comply with the rules of the Securities and Exchange Commission for inclusion therein. We will furnish copies of the applicable bylaw provisions which set forth the requirements for a shareholder's written notice upon written request to the Secretary of the Company at the address listed above.

COMPUCREDIT CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2005

        The undersigned hereby revokes all previous proxies, acknowledges receipt of the notice of the 2005 Annual Meeting of Shareholders of CompuCredit Corporation ("CompuCredit") to be held on May 5, 2005 (the "Annual Meeting") and appoints each of David G. Hanna, Richard R. House, Jr. and Rohit H. Kirpalani as a proxy, each with the power to appoint his substitute, and hereby authorizes each of them to exercise at the Annual Meeting, and at any adjournments or postponements thereof, all the votes to which the undersigned is entitled by virtue of the undersigned's record ownership of shares of Common Stock of CompuCredit. The exercise of such votes shall be as set forth herein upon all matters referred to on this proxy card and described in the Proxy Statement for the Annual Meeting, and, in such proxy holder's discretion, upon any other matters which may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder, and in the discretion of the proxy holder as to any other matter that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2.

1.
To elect nine directors for terms expiring at the 2006 Annual Meeting of Shareholders.

  Nominees: David G. Hanna, Richard W. Gilbert, Frank J. Hanna, III, Richard R. House, Jr., Gregory J. Corona, Deal W. Hudson, Mack F. Mattingly, Nicholas G. Paumgarten and Thomas G. Rosencrants.

FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	☐
For all nominees except as noted above
2.
To approve performance-based criteria so that awards under the employment agreement with Krishnakumar ("K.K.") Srinivasan are potentially tax deductible by the Company.

    FOR ☐        AGAINST ☐        ABSTAIN ☐

3.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on reverse side)

PLEASE MARK, SIGN, DATE AND RETURN YOUR EXECUTED PROXYCARD TO THE COMPANY PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated:	, 2005
(SIGNATURE)
(SIGNATURE)

NOTE: Please sign above exactly as name appears on the Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 5, 2005
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 5, 2005
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: APPROVAL OF PERFORMANCE-BASED CRITERIA UNDER THE EMPLOYMENT AGREEMENT WITH K.K. SRINIVASAN
ADDITIONAL INFORMATION
CORPORATE GOVERNANCE
REPORT OF AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
EXECUTIVE AND DIRECTOR COMPENSATION
STOCK OPTION TABLE
RELATED PARTY TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE GRAPH
SHAREHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES